EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
July 29, 2019	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2019 SECOND QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL) announces its 2019 second quarter results. The results included:

•
Net income available to Arch common shareholders of $458.6 million, or $1.12 per share, a 19.0% annualized return on average common equity, compared to $233.2 million, or $0.56 per share, for the 2018 second quarter;

•
After-tax operating income available to Arch common shareholders, a non-GAAP measure, of $317.4 million, or $0.77 per share, a 13.1% annualized return on average common equity, compared to $242.6 million, or $0.59 per share, for the 2018 second quarter;

•	Book value per common share of $24.64 at June 30, 2019, a 6.6% increase in the 2019 second quarter and an 19.2% increase for the trailing twelve months;

•	Pre-tax current accident year catastrophic losses, net of reinsurance and reinstatement premiums(1) of $7.2 million;

•	Favorable development in prior year loss reserves, net of related adjustments(1) of $35.5 million;

•	Combined ratio excluding catastrophic activity and prior year development(1) of 80.0%.

All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results, both (i) on a consolidated basis and (ii) on a consolidated basis excluding the ‘other’ segment (i.e., results of Watford Re, as defined below):

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended June 30,			Three Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$1,937,809	$1,696,544	14.2	$1,829,829	$1,591,202	15.0
Net premiums written	1,444,898	1,298,896	11.2	1,325,528	1,158,310	14.4
Net premiums earned	1,463,727	1,336,763	9.5	1,312,409	1,177,245	11.5
Underwriting income	293,134	235,465	24.5	297,727	235,783	26.3
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	52.4%	54.3%	(1.9)	50.0%	51.7%	(1.7)
Underwriting expense ratio	28.0%	28.4%	(0.4)	27.8%	28.5%	(0.7)
Combined ratio	80.4%	82.7%	(2.3)	77.8%	80.2%	(2.4)
Combined ratio excluding catastrophic activity and prior year development				80.0%	84.0%	(4.0)
(1) Excluding the ‘other’ segment. See ‘Comments on Regulation G’ for further details.

Pursuant to GAAP, the Company consolidates the results of Watford Holdings Ltd. in its financial statements, although it only owns approximately 11% of Watford Holdings Ltd.’s outstanding common equity. Watford Holdings Ltd. is the parent of Watford Re Ltd., a multi-line Bermuda reinsurance company (together with Watford Holdings Ltd., “Watford Re”). See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income available to Arch common shareholders	$458,551	$233,243	$896,676	$370,519
Net realized (gains) losses	(124,637)	61,426	(240,281)	173,190
Net impairment losses recognized in earnings	49	470	1,358	632
Equity in net (income) loss of investment funds accounted for using the equity method	(32,536)	(8,472)	(79,403)	(36,541)
Net foreign exchange (gains) losses	6,054	(47,038)	1,060	(31,482)
Transaction costs and other	2,178	6,908	3,368	7,738
Loss on redemption of preferred shares	—	—	—	2,710
Income tax expense (benefit) (1)	7,774	(3,941)	10,552	(9,027)
After-tax operating income available to Arch common shareholders	$317,433	$242,596	$593,330	$477,739

Diluted per common share results:
Net income available to Arch common shareholders	$1.12	$0.56	$2.19	$0.89
Net realized (gains) losses	(0.31)	0.15	(0.59)	0.42
Net impairment losses recognized in earnings	0.00	0.00	0.00	0.00
Equity in net (income) loss of investment funds accounted for using the equity method	(0.08)	(0.02)	(0.19)	(0.09)
Net foreign exchange (gains) losses	0.01	(0.11)	0.00	(0.08)
Transaction costs and other	0.01	0.02	0.01	0.02
Loss on redemption of preferred shares	—	—	—	0.01
Income tax expense (benefit) (1)	0.02	(0.01)	0.03	(0.02)
After-tax operating income available to Arch common shareholders	$0.77	$0.59	$1.45	$1.15

Weighted average common shares and common share equivalents outstanding — diluted	410,899,483	413,111,205	409,755,250	415,460,756

Beginning common shareholders’ equity	$9,334,596	$8,370,372	$8,659,827	$8,324,047
Ending common shareholders’ equity	9,977,352	8,383,755	9,977,352	8,383,755
Average common shareholders’ equity	$9,655,974	$8,377,064	$9,318,590	$8,353,901

Annualized return on average common equity	19.0%	11.1%	19.2%	8.9%
Annualized operating return on average common equity	13.1%	11.6%	12.7%	11.4%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s outstanding common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2019 second quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2019. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity (if applicable for the segment) and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2019	2018	% Change

Gross premiums written	$919,925	$769,372	19.6
Net premiums written	627,830	524,107	19.8
Net premiums earned	592,442	546,449	8.4

Underwriting income	$2,653	$5,634	(52.9)

Underwriting Ratios			% Point Change
Loss ratio	65.7%	65.4%	0.3
Underwriting expense ratio	33.9%	33.6%	0.3
Combined ratio	99.6%	99.0%	0.6

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	0.4%	1.4%	(1.0)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.2)%	(0.9)%	0.7
Combined ratio excluding catastrophic activity and prior year development (1)	99.4%	98.5%	0.9

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2019 second quarter were 19.6% higher than in the 2018 second quarter while net premiums written were 19.8% higher than in the 2018 second quarter. Approximately one third of the growth in net premiums written resulted from the Company’s recent acquisition of a U.K. commercial lines book of business. The remainder was due to growth in existing accounts and rate increases across most lines of business. Net premiums earned by the insurance segment in the 2019 second quarter were 8.4% higher than in the 2018 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2019 second quarter loss ratio reflected 0.4 points of current year catastrophic activity, compared to 1.4 points in the 2018 second quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.4 points in the 2019 second quarter, compared to 1.1 points in the 2018 second quarter. The 2019 second quarter loss ratio also reflected a higher level of attritional losses than in the 2018 second quarter.
The underwriting expense ratio was 33.9% in the 2019 second quarter, compared to 33.6% in the 2018 second quarter. Operating expenses increased in the 2019 second quarter due to the recent acquisitions by the Company, as well as growth in headcount, primarily in the areas of underwriting and technology. The impact of this increased level of expenses on the expense ratio was partially tempered by the growth in net premiums earned.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2019	2018	% Change

Gross premiums written	$545,547	$490,327	11.3
Net premiums written	376,090	354,080	6.2
Net premiums earned	367,184	340,318	7.9
Other underwriting income (loss)	1,224	(129)	n/m

Underwriting income	$36,705	$24,413	50.4

Underwriting Ratios			% Point Change
Loss ratio	65.6%	67.6%	(2.0)
Underwriting expense ratio	24.7%	25.2%	(0.5)
Combined ratio	90.3%	92.8%	(2.5)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	1.2%	2.2%	(1.0)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.1)%	(9.4)%	6.3
Combined ratio excluding catastrophic activity and prior year development (1)	92.2%	100.0%	(7.8)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2019 second quarter were 11.3% higher than in the 2018 second quarter, while net premiums written were 6.2% higher than in 2018 second quarter. The increase in gross premiums written is primarily a result of growth in property business, with a significant amount being retroceded. The increase in net premiums written in the 2019 second quarter primarily reflected growth from select new business opportunities across most lines of business. This was partially offset by a decline in other specialty business, primarily reflecting a reduction in U.K motor business with one cedent in the period. Net premiums earned by the reinsurance segment in the 2019 second quarter were 7.9% higher than in the 2018 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2019 second quarter loss ratio included 1.3 points of current year catastrophic activity, compared to 2.2 points of catastrophic activity in the 2018 second quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 3.5 points in the 2019 second quarter, compared to 9.7 points in the 2018 second quarter. In addition, the 2019 second quarter reflected a lower level of large attritional loss activity than in the 2018 second quarter.
The underwriting expense ratio was 24.7% in the 2019 second quarter, compared to 25.2% in the 2018 second quarter, primarily as a result of growth in net premiums earned and changes in mix of business.

Mortgage Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2019	2018	% Change

Gross premiums written	$364,465	$330,990	10.1
Net premiums written	321,608	280,123	14.8
Net premiums earned	352,783	290,478	21.4
Other underwriting income	4,056	3,315	22.4

Underwriting income	$258,369	$205,736	25.6

Underwriting Ratios			% Point Change
Loss ratio	7.4%	7.4%	—
Underwriting expense ratio	20.6%	22.8%	(2.2)
Combined ratio	28.0%	30.2%	(2.2)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(6.5)%	(8.0)%	1.5
Combined ratio excluding prior year development (1)	34.5%	38.2%	(3.7)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the mortgage segment in the 2019 second quarter were 10.1% higher than in the 2018 second quarter, while net premiums written were 14.8% higher. The growth in net premiums written primarily reflected an increase in monthly premium business due to growth in insurance in force, partially offset by higher ceded premiums related to Bellemeade transactions. In addition, net premiums written for the 2019 second quarter included $17.1 million due to the novation of a quota share reinsurance arrangement on international business. Insurance in force increased to $403.9 billion at June 30, 2019, compared to $390.4 at March 31, 2019. The increase in net premiums earned for the 2019 second quarter reflected the growth in insurance in force over the last twelve months and the novation noted above.
Arch MI U.S. generated $17.2 billion of new insurance written (“NIW”) in the 2019 second quarter, compared to $19.9 billion in the 2018 second quarter. Monthly premium policies contributed 92.9% of NIW in the 2019 second quarter, compared to 94.3% in the 2018 second quarter.
The loss ratio for the 2019 second quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 6.5 points in the 2019 second quarter, compared to 8.0 points in the 2018 second quarter. The estimated net favorable development in the 2019 second quarter was primarily driven by lower expected claim rates on first lien business and, to a lesser extent, subrogation activity on second lien business. In addition, the novation mentioned above reduced the 2019 second quarter loss ratio by 0.3 points. The percentage of loans in default on Arch MI U.S first lien business was 1.45% at June 30, 2019, a decrease from 1.54% at March 31, 2019.
The mortgage segment’s underwriting expense ratio was 20.6% in the 2019 second quarter, compared to 22.8% in the 2018 second quarter. The lower ratio in the 2019 second quarter primarily resulted from the higher level of net premiums earned.
At June 30, 2019, the mortgage segment’s risk-in-force (before reinsurance) of $78.2 billion consisted of $71.8 billion from Arch MI U.S. with the remainder from reinsurance, credit-risk sharing and international insurance operations.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Pre-tax net investment income for the 2019 second quarter was $0.30 per share, or $123.0 million, compared to $0.26 per share, or $107.8 million, for the 2018 second quarter. The growth in 2019 second quarter net investment income reflected growth in invested assets, the reinvestment of fixed income securities at higher available yields and the shift from municipal bonds to corporates. The annualized pre-tax investment income yield was 2.62% for the 2019 second quarter, compared to 2.32% for the 2018 second quarter. Total return, a non-GAAP measure, was 2.37% for the 2019 second quarter, primarily reflecting the decline in interest rates during the period and attendant appreciation in the Company’s fixed income portfolio. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.
Interest expense for the 2019 second quarter was $23.4 million, compared to $26.1 million for the 2018 second quarter, reflecting the paydown of revolving credit agreement borrowings in the second half of 2018.
On a pre-tax basis, net foreign exchange losses for the 2019 second quarter were $6.2 million, compared to net foreign exchange gains for the 2018 second quarter of $46.2 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 8.7% for the 2019 second quarter, compared to 8.8% for the 2018 second quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 10.1% for the 2019 second quarter, compared to 9.8% for the 2018 second quarter. The effective tax rates for the 2019 second quarter included a discrete income tax benefit of $2.5 million related to share-based compensation. This benefit had the effect of reducing the effective tax rate on operating income available to Arch common shareholders by 0.7%. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.
Conference Call

The Company will hold a conference call for investors and analysts at 9:00 a.m. Eastern Time on July 30, 2019. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on July 30, 2019 at 2:00 p.m. Eastern Time until August 6, 2019 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 2085083 for all callers).
Please refer to the Company’s Financial Supplement dated June 30, 2019, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $12.49 billion in capital at June 30, 2019, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions and Watford Re’s non-recurring listing expenses. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series C preferred shares in January 2018 and had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the

Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s senior notes, common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.
Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity (if applicable for the segment) and prior year development. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses, excludes amounts reflected in the ‘other’ segment, and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders on the capital held in its business, and compares the return generated by the Company’s investment portfolio against benchmark returns which it measures portfolio returns against during the periods presented.

The following tables summarize the Company’s results by segment for the 2019 second quarter and 2018 second quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2019
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$919,925	$545,547	$364,465	$1,829,829	$161,978	$1,937,809
Premiums ceded	(292,095)	(169,457)	(42,857)	(504,301)	(42,608)	(492,911)
Net premiums written	627,830	376,090	321,608	1,325,528	119,370	1,444,898
Change in unearned premiums	(35,388)	(8,906)	31,175	(13,119)	31,948	18,829
Net premiums earned	592,442	367,184	352,783	1,312,409	151,318	1,463,727
Other underwriting income	—	1,224	4,056	5,280	673	5,953
Losses and loss adjustment expenses	(389,172)	(240,958)	(25,997)	(656,127)	(111,416)	(767,543)
Acquisition expenses	(91,094)	(56,785)	(32,654)	(180,533)	(29,556)	(210,089)
Other operating expenses	(109,523)	(33,960)	(39,819)	(183,302)	(15,612)	(198,914)
Underwriting income (loss)	$2,653	$36,705	$258,369	297,727	(4,593)	293,134

Net investment income				123,038	32,000	155,038
Net realized gains (losses)				125,112	(4,306)	120,806
Net impairment losses recognized in earnings				(49)	—	(49)
Equity in net income (loss) of investment funds accounted for using the equity method				32,536	—	32,536
Other income				1,129	—	1,129
Corporate expenses				(16,073)	—	(16,073)
Transaction costs and other				(2,178)	—	(2,178)
Amortization of intangible assets				(19,794)	—	(19,794)
Interest expense				(23,375)	(5,905)	(29,280)
Net foreign exchange gains (losses)				(6,190)	1,238	(4,952)
Income before income taxes				511,883	18,434	530,317
Income tax expense				(44,452)	(20)	(44,472)
Net income				467,431	18,414	485,845
Dividends attributable to redeemable noncontrolling interests				—	(4,590)	(4,590)
Amounts attributable to nonredeemable noncontrolling interests				—	(12,301)	(12,301)
Net income available to Arch				467,431	1,523	468,954
Preferred dividends				(10,403)	—	(10,403)
Net income available to Arch common shareholders				$457,028	$1,523	$458,551

Underwriting Ratios
Loss ratio	65.7%	65.6%	7.4%	50.0%	73.6%	52.4%
Acquisition expense ratio	15.4%	15.5%	9.3%	13.8%	19.5%	14.4%
Other operating expense ratio	18.5%	9.2%	11.3%	14.0%	10.3%	13.6%
Combined ratio	99.6%	90.3%	28.0%	77.8%	103.4%	80.4%

Net premiums written to gross premiums written	68.2%	68.9%	88.2%	72.4%	73.7%	74.6%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2018
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$769,372	$490,327	$330,990	$1,591,202	$175,175	$1,696,544
Premiums ceded	(245,265)	(136,247)	(50,867)	(432,892)	(34,589)	(397,648)
Net premiums written	524,107	354,080	280,123	1,158,310	140,586	1,298,896
Change in unearned premiums	22,342	(13,762)	10,355	18,935	18,932	37,867
Net premiums earned	546,449	340,318	290,478	1,177,245	159,518	1,336,763
Other underwriting income	—	(129)	3,315	3,186	688	3,874
Losses and loss adjustment expenses	(357,465)	(229,956)	(21,591)	(609,012)	(117,141)	(726,153)
Acquisition expenses	(90,670)	(50,142)	(27,737)	(168,549)	(34,289)	(202,838)
Other operating expenses	(92,680)	(35,678)	(38,729)	(167,087)	(9,094)	(176,181)
Underwriting income (loss)	$5,634	$24,413	$205,736	235,783	(318)	235,465

Net investment income				107,761	27,907	135,668
Net realized gains (losses)				(59,545)	(17,066)	(76,611)
Net impairment losses recognized in earnings				(470)	—	(470)
Equity in net income (loss) of investment funds accounted for using the equity method				8,472	—	8,472
Other income				3,113	—	3,113
Corporate expenses				(15,604)	—	(15,604)
Transaction costs and other				(6,908)	—	(6,908)
Amortization of intangible assets				(26,472)	—	(26,472)
Interest expense				(26,058)	(4,286)	(30,344)
Net foreign exchange gains (losses)				46,211	7,495	53,706
Income before income taxes				266,283	13,732	280,015
Income tax (expense) benefit				(23,644)	(24)	(23,668)
Net income				242,639	13,708	256,347
Dividends attributable to redeemable noncontrolling interests				—	(4,585)	(4,585)
Amounts attributable to nonredeemable noncontrolling interests				—	(8,116)	(8,116)
Net income available to Arch				242,639	1,007	243,646
Preferred dividends				(10,403)	—	(10,403)
Net income available to Arch common shareholders				$232,236	$1,007	$233,243

Underwriting Ratios
Loss ratio	65.4%	67.6%	7.4%	51.7%	73.4%	54.3%
Acquisition expense ratio	16.6%	14.7%	9.5%	14.3%	21.5%	15.2%
Other operating expense ratio	17.0%	10.5%	13.3%	14.2%	5.7%	13.2%
Combined ratio	99.0%	92.8%	30.2%	80.2%	100.6%	82.7%

Net premiums written to gross premiums written	68.1%	72.2%	84.6%	72.8%	80.3%	76.6%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of any businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2019;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•
claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;

•	the effect of climate change on the Company’s business;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archcapservices.com